Exhibit 99.1

Vision-Sciences Reports First Quarter Fiscal 2015 Results

Orangeburg, NY – August 4, 2014 – Vision-Sciences, Inc. (Nasdaq: VSCI), a leading provider of unique flexible endoscopic products utilizing its proprietary sterile disposable EndoSheath® technology, today announced financial results for the first quarter of fiscal 2015, ended June 30, 2014.

First Quarter Fiscal Year 2015 Highlights

●	Net sales increased 3% to $3.8 million as compared with $3.7 million in first quarter of fiscal 2014;
●	Operating loss improved 21% to $(1.9) million;
●	Net loss improved by 19% to $(2.0) million, or ($0.04) per basic and diluted share; and
●

Vision-Sciences chose not to renew an agreement with Stryker Corporation for the marketing, distribution and sale of cystoscopes and their related EndoSheath disposables, peripherals and accessories during the quarter.

“We are pleased with our financial results for the first quarter of fiscal year 2015. We had excellent growth in our pulmonology line during the quarter, including our launch of the new BRS-5100 video bronchoscope. Regarding our cystoscopy line, our decision to bring the sales responsibility in-house is consistent with the focus of our domestic team on the outpatient environment, doctor’s offices or other ambulatory settings, where over 85% of these procedures are routinely performed. We feel confident that we are now better positioned to take advantage of this opportunity. To date, the transition is going well, and we’ve seen a strong conversion of former Stryker customers who are now buying EndoSheaths directly from Vision Sciences. We expect this to continue to increase through our salesforce’s efforts, which should further enable us to move toward accelerated sales growth and profitability for this product line,” commented Howard Zauberman, President and Chief Executive Officer of Vision-Sciences, Inc.

Results of Operations

First Quarter Fiscal Year 2015 versus First Quarter Fiscal Year 2014

Net sales in the first quarter of fiscal 2015 increased by 3% to $3.8 million as compared with $3.7 million in the same period a year ago, attributable to higher sales in the critical care/pulmonology market of our endoscopes and EndoSheath technology. Sequentially, net sales in the first quarter fell by 25% from our traditionally strong fourth quarter of fiscal 2014.

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Net sales detail (in thousands, except for percentages) for the first quarter of fiscal years 2015 and 2014 were as follows:

	Three Months Ended
	June 30,
Market/Category	2014	2013	%
	(unaudited)	(unaudited)
Urology	$1,773	$1,862	-5%
ENT	251	339	-26%
TNE	181	203	-11%
Pulmonology	365	87	320%
Repairs, peripherals and accessories	490	538	-9%
Total net medical sales	$3,060	$3,029	1%
Total net industrial sales	692	623	11%
Net Sales	$3,752	$3,652	3%

Gross profit increased 6% to $1.1 million for the first quarter of fiscal 2015. Gross profit as a percent of net sales increased to 30.6% for the first quarter of fiscal 2015, an increase from 29.6% in the prior-year period. The increases in gross profit and gross profit as a percent of net sales are attributable to a favorable product mix and to our cost-savings measures.

Selling, general and administrative (“SG&A”) expenses were $2.5 million in the first quarter of fiscal 2015, a decrease of $0.6 million, or 18%, compared to the prior-year period. The decline was attributable to the prior-year period including higher stock-based compensation expense and the recognition of a one-time severance charge of $0.2 million related to the resignation of our former chief executive officer. In addition, lower compensation expenses resulted due to vacancies that we intend to fill before the end of this year. As a percentage of net sales, SG&A decreased to 66% in the first quarter of fiscal 2015 from 84% reported in the same period last fiscal year.

Research and development (“R&D”) expenses were $0.5 million in the first quarter of fiscal 2015, an increase of $0.1 million, or 28%, over the same period last year. The increase was primarily attributable to higher product development costs. As a percentage of net sales, R&D increased to 14% in the fourth quarter of fiscal 2015 from 11% reported during the same period last fiscal year.

The Company’s operating loss of $(1.9) million in the first quarter of fiscal 2015 improved by $0.5 million or 21% compared to the prior-year period, primarily due to lower SG&A expenses.

The Company’s net loss of $(2.0) million and net loss per basic and diluted share of $(0.04) both improved from the prior-year period net loss of $(2.4) million and net loss per basic and diluted share of $(0.05).

At June 30, 2014, the Company had cash and cash equivalents of $1.3 million and working capital of $6.2 million, compared to cash and cash equivalents of $1.2 million and working capital of $6.9 million at March 31, 2014. On June 16, 2014, we issued a convertible promissory note to Lewis C. Pell, our Chairman that allowed us to borrow up to $5.0 million. The note was issued in accordance with a letter agreement dated May 29, 2014 from Mr. Pell that provided for up to $5.0 million of capital to be made available to us, subject to certain conditions and an expiration date of July 1, 2015. The letter agreement was then terminated. As of June 30, 2014, we had $1.0 million in principal outstanding under the note.

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Conference Call

Howard Zauberman, President and Chief Executive Officer, and Gary Siegel, Vice President, Finance, will host a conference call to discuss the first quarter fiscal 2015 financial results at 8:30 a.m. EDT, on Tuesday, August 5, 2014.

Conference dial-in:	(877) 303-1595
International dial-in:	(970) 315-0449
Conference ID:	78074382
Webcast:	http://ir.visionsciences.com/

An audio replay of the conference call will be available from 11:30 a.m. EDT on Tuesday, August 5, 2014, through 11:59 p.m. EDT on Tuesday, September 6, 2014, by dialing (855) 859-2056 from the U.S. or (404) 537-3406 from abroad. The audio webcast will also be available in the investor section of the Company’s website, www.visionsciences.com.

About Vision-Sciences, Inc.

Vision-Sciences, Inc. designs, develops, manufactures and markets products for flexible endoscopy. The Company’s unique product lines feature a streamlined visualization system and proprietary sterile disposable microbial barrier, known as EndoSheath technology, providing users with efficient and cost effective endoscope turnover while enhancing patient safety. Information about Vision-Sciences’ products is available at www.visionsciences.com.

Vision-Sciences owns the registered trademarks Vision Sciences®, EndoSheath®, EndoWipe®, Slide-On®, and The Vision System®.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are any statements that are not historical facts. These forward-looking statements are based on Vision-Sciences’ current expectations, and should not be relied upon as representing its views as of any subsequent date. Forward-looking statements are subject to a variety of risks and uncertainties that could cause the Company’s actual results to differ materially from the statements contained herein; risk factors are detailed in the Company’s most recent annual report and other filings with the U.S. Securities and Exchange Commission. There is no assurance that any future results or events discussed in these statements will be achieved. The Company does not assume any obligation to update any forward-looking statements as a result of new information or future events or developments, except as may be required by law.

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Contacts:

Gary Siegel	Lisa Wilson
Vice President, Finance	President
Vision-Sciences, Inc.	In-Site Communications, Inc.
(845) 365-0600	(212) 452-2793
invest@visionsciences.com	lwilson@insitecony.com

(Financial tables follow)

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Vision-Sciences, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	June 30,
	2014	2013

Net sales	$3,752	$3,652
Cost of sales	2,603	2,572
Gross profit	1,149	1,080

Selling, general, and administrative expenses	2,491	3,050
Research and development expenses	536	419
Operating loss	(1,878)	(2,389)

Interest expense	(83)	(41)
Other, net	(16)	(4)
Loss before provision for income taxes	(1,977)	(2,434)

Income tax provision	-	-
Net loss	$(1,977)	$(2,434)

Net loss per common share - basic and diluted	$(0.04)	$(0.05)

Weighted average shares used in computing net loss per common share - basic and diluted	46,260	46,109

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Vision-Sciences, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	March 31,
	2014	2014
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,270	$1,237
Accounts receivable, net	3,316	3,818
Inventories, net	4,192	4,194
Prepaid expenses and other current assets	438	455
Total current assets	9,216	9,704

Prop Total property and equipment, net	1,095	1,062
Other assets, net	67	67
Total assets	$10,378	$10,833

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$1,145	$1,217
Accrued expenses	921	918
Accrued compensation	679	474
Deferred revenue	303	210
Capital lease obligations	9	22
Total current liabilities	3,057	2,841

Convertible debt—related party	23,440	22,414
Deferred revenue, net of current portion	203	93
Total liabilities	26,700	25,348

Commitments and Contingencies
Stockholders’ deficit:
Preferred stock, $0.01 par value
Authorized—5,000 shares; issued and outstanding - none	-	-
Common stock, $0.01 par value
Authorized—75,000 shares; issued and outstanding—47,620 shares and 47,614 shares, respectively	476	476
Additional paid-in capital	102,806	102,629
Treasury stock at cost, 65 and 59 shares of common stock, respectively	(85)	(78)
Accumulated deficit	(119,519)	(117,542)
Total stockholders’ deficit	(16,322)	(14,515)
Total liabilities and stockholders’ deficit	$10,378	$10,833

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Vision-Sciences, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended
	June 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(1,977)	$(2,434)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	166	188
Stock-based compensation expense	154	555
Provision for bad debt expenses	44	8
Amortization of debt discount	26	-
Loss on disposal of fixed assets	6	3
Changes in assets and liabilities:
Accounts receivable	458	931
Inventories	(178)	(191)
Prepaid expenses and other current assets	17	(85)
Accounts payable	(72)	(483)
Accrued expenses	3	(133)
Accrued compensation	205	210
Deferred revenue	203	12
Net cash used in operating activities	(945)	(1,419)
Cash flows from investing activities:
Purchases of property and equipment	(25)	-
Net cash used in investing activities	(25)	-
Cash flows from financing activities:
Proceeds from issuance of convertible debt - related party	1,000	2,000
Proceeds from exercise of stock options	23	-
Common stock repurchased	(7)	(18)
Payments of capital leases	(13)	(19)
Net cash provided by financing activities	1,003	1,963
Net increase in cash and cash equivalents	33	544
Cash and cash equivalents at beginning of period	$1,237	$788
Cash and cash equivalents at end of period	$1,270	$1,332

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